EXHIBIT 99.1

Eagle Bancorp Announces Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., Jan. 21, 2010 (GLOBE NEWSWIRE) -- Eagle Bancorp (“Eagle”) (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the “Bank”), reported net income of $553,000, or $0.52 per share ($0.45 per share diluted), for the three months ended December 31, 2009, and declared a cash dividend of $0.26 per share. Earnings for the quarter increased by 5.53% from the $524,000 earned for the quarter ended December 31, 2008. Earnings for the six month period ended December 31, 2009 were $1.397 million, or $1.30 per share ($1.14 per share diluted), an increase of $973,000, compared to $424,000 for the six month period ended December 31, 2008, during which losses attributable to significant declines in Fannie Mae and Freddie Mac preferred stock were recognized.

 “We are pleased with our performance for the second quarter including strong deposit growth. Our net interest income continues to grow, while asset quality remains strong.” said CEO Pete Johnson.

The increase in net income for the second quarter was the result of an increase in net interest income of $77,000, and an increase in noninterest income of $493,000. Those increases were partially offset by increases in noninterest expense of $429,000 and loan loss provision of $73,000. Eagle’s tax provision was $39,000 higher in the current quarter.

Noninterest income increased due to increases in gains on sale of loans compared to the prior year’s period. Net gain on sale of loans increased by $111,000 to $349,000 for the quarter ended December 31, 2009 from $238,000 for the quarter ended December 31, 2008. Also, mortgage loan servicing fees increased by $281,000 to $198,000. This increase is primarily due to a provision against the valuation of mortgage servicing rights of $239,000 in the quarter ended December 31, 2008.

Eagle’s annualized return on assets was 0.73% and its annualized return on equity was 7.29% for the quarter, compared with 0.73% and 8.54%, respectively, for the same quarter in 2008.

Total interest and dividend income decreased by $145,000 to $3.80 million for the quarter ended December 31, 2009 from $3.94 million for the quarter ended December 31, 2008. This was due primarily to a decrease in interest and fees on loans of $175,000. However, lower funding costs caused total interest expense to decrease by $222,000 to $1.35 million for the quarter ended December 31, 2009 from $1.58 million for the quarter ended December 31, 2008. Interest expense on deposits decreased $241,000 and interest expense on borrowed funds increased $19,000.

For the six month period ended December 31, 2009 earnings were $1.40 million, or $1.30 per share ($1.14 per share diluted). The increase in net income for the period was the result of an increase in noninterest income of $2.06 million, and an increase in net interest income of $224,000. These increases were partially offset by an increase in loan loss provision of $208,000 and an increase in noninterest expense of $683,000. Eagle’s tax provision was $418,000 higher in the current period. The increase in noninterest income was primarily attributable to last period’s recognition of a decline in value of $1.29 million on Fannie Mae and Freddie Mac preferred stock, which primarily occurred during the first quarter of the fiscal year. Also,  mortgage servicing fees for the six month period ended December 30, 2008 includes a provision against the valuation of mortgage servicing rights of $239,000. The increase in noninterest expense was primarily due to an increase in salaries and employee benefits, occupancy costs, and FDIC premium increases. Salaries and employee benefits increased $158,000 resulting from merit raises, inflationary costs, and a slightly larger staff. Occupancy cost increased due to the opening of the Skyway branch in Helena, Montana in January 2009 and the Oak Street branch in Bozeman, Montana in October 2009. Federal deposit insurance premiums increased due to the expiration of credits and FDIC assessment rates increases for all federally insured financial institutions. Eagle’s annualized return on assets was 0.94% and its annualized return on equity was 9.62%, compared with 0.30% and 3.46% respectively for the same six-month period in 2008.

Total assets increased by $16.40 million, or 5.66%, to $306.11 million at December 31, 2009 from $289.71 million at June 30, 2009. Loans receivable increased $4.05 million, or 2.42%, to $171.25 million from $167.20 million. Loans held-for-sale decreased to $2.24 million from $5.35 million. Deposits increased $15.02 million, or 8.03%, to $202.22 million at December 31, 2009 from $187.20 million at June 30, 2009. Advances from the Federal Home Loan Bank and other borrowings decreased $834,000, or 1.24%, to $66.22 million from $67.06 million, while federal fund purchases remained at $0. Total shareholders’ equity increased $2.49 million or 8.95%, to $30.28 million at December 31, 2009 from $27.79 million at June 30, 2009. This was a result of the net income for the period of $1.40 million and by an increase in accumulated other comprehensive income of $1.27 million (mainly due to an increase in net unrealized gains on securities available-for-sale). This was partially offset by dividends paid and purchases of treasury stock.

Eagle’s Board of Directors declared a quarterly cash dividend of $0.26 per share for the second quarter of Eagle’s fiscal year. The dividend is payable March 5, 2010 to shareholders of record at the close of business on February 12, 2010.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle’s common stock trades on the OTC Bulletin Board under the symbol “EBMT.” Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 59% of Eagle Bancorp’s outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

EAGLE BANCORP AND SUBSIDIARY
(consolidated)
(Dollars in Thousands)
	December 31, 2009	June 30, 2009
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$3,696	$2,487
Interest-bearing deposits with banks	3,129	224
Federal funds sold	--	3,617
Total cash and cash equivalents	6,825	6,328

Securities available-for-sale,
at market value	94,948	82,263
Securities held-to-maturity, at cost	265	375
Preferred stock - FASB ASC 825, at market value	--	25
Federal Home Loan Bank stock, at cost	2,003	2,000
Investment in Eagle Bancorp Statutory Trust I	155	155
Mortgage loans held-for-sale	2,236	5,349
Loans receivable, net of deferred loan fees
and allowance for loan losses of $700 at
December 31, 2009 and $525 at June 30, 2009	171,250	167,197
Accrued interest and dividends receivable	1,534	1,399
Mortgage servicing rights, net	2,350	2,208
Premises and equipment, net	15,989	13,761
Cash surrender value of life insurance	6,593	6,496
Real estate acquired in settlement of loans,
net of allowance for losses	142	--
Other assets	1,818	2,153

Total assets	$306,108	$289,709

LIABILITIES
Deposit accounts:
Noninterest bearing	17,745	15,002
Interest bearing	184,478	172,197
Total deposits	202,223	187,199

Accrued expenses and other liabilities	2,228	2,507
Federal funds purchased	--	--
FHLB advances and other borrowings	66,222	67,056
Subordinated debentures	5,155	5,155
Total liabilities	275,828	261,917

EQUITY
Preferred stock (no par value, 1,000,000 shares
authorized, none issued or outstanding)	--	--
Common stock (par value $0.01 per share;
9,000,000 shares authorized; 1,223,572
shares issued; 1,074,507 and 1,075,312
shares outstanding at December 31, 2009
and June 30, 2009, respectively)	12	12
Additional paid-in capital	4,614	4,564
Unallocated common stock held by employee stock ownership plan ("ESOP")	--	(18)
Treasury stock, at cost (149,065 and 148,260
shares at December 31, 2009 and
June 30, 2009, respectively)	(5,056)	(5,034)
Retained earnings	30,026	28,850
Accumulated other comprehensive gain(loss)	684	(582)
Total equity	30,280	27,792

Total liabilities and equity	$306,108	$289,709

EAGLE BANCORP AND SUBSIDIARY
Consolidated Statements of Income
(In Thousands, except for Per Share Data)

	Three Months Ended		Six Months Ended
	December 31, (unaudited)		December 31, (unaudited)
	2009	2008	2009	2008
Interest and Dividend Income:
Interest and fees on loans	$2,780	$2,955	$5,488	5,792
Securities available-for-sale	1,008	977	2,012	1,940
Securities held-to-maturity	3	5	7	10
Interest on deposits with banks	7	1	15	5
FHLB Stock dividends	0	5	0	12
Total interest and dividend income	3,798	3,943	7,522	7,759

Interest Expense:
Deposits	589	830	1,200	1,692
Advances and other borrowings	689	670	1,344	1,313
Subordinated debentures	75	75	150	150
Total interest expense	1,353	1,575	2,694	3,155

Net Interest Income	2,445	2,368	4,828	4,604
Loan loss provision	107	34	242	34
Net interest income after loan loss provision	2,338	2,334	4,586	4,570

Noninterest income:
Service charges on deposit accounts	205	181	400	371
Net gain on sale of loans	349	238	789	421
Mortgage loan servicing fees	198	(83)	383	57
Net gain on sale of available-for-sale
securities	28	0	28	57
Net gain (loss) on securities FASB ASC 825	0	(47)	84	(1,286)
Other	157	155	314	320
Total noninterest income	937	444	1,998	(60)

Noninterest expense:
Salaries and employee benefits	1,251	1,146	2,350	2,192
Occupancy expenses	231	136	387	285
Furniture and equipment depreciation	68	65	131	132
In-house computer expense	101	101	189	174
Advertising	124	103	230	194
Amortization of mtg servicing fees	137	66	263	137
Federal insurance premiums	66	9	131	16
Postage	49	45	87	78
Legal,accounting, and examination fees	93	65	168	113
Consulting fees	41	19	98	62
ATM processing	12	14	29	28
Other	312	287	525	494
Total noninterest expense	2,485	2,056	4,588	3,905

Income before provision for income taxes	790	722	1,996	605

Provision for income taxes	237	198	599	181

Net income	$553	$524	$1,397	$424

Basic earnings per share	$0.52	$0.49	$1.30	$0.40

Diluted earnings per share	$0.45	$0.43	$1.14	$0.35

Weighted average shares outstanding (basic eps)	1,073,747	1,069,952	1,073,323	1,069,581

Weighted average shares outstanding (diluted eps)	1,222,812	1,218,212	1,222,235	1,217,635

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and
           Chief Financial Officer
            (406) 457-4007